EXHIBIT 6




                                   CSW CREDIT, INC.
                                 AFFILIATED COMPANIES
                               FACTORING EXPENSE SAVINGS
                           THREE MONTHS ENDED JUNE 30, 1999
                                      (thousands)


                             20%              5%
                           EQUITY           EQUITY           SAVINGS
                           --------        ---------        -----------

CPL                         $2,281           $1,697               $584
PSO                          1,138              844                294
SWEPCO                       1,874            1,273                601
WTU                            778              570                208
                           --------        ---------        -----------

TOTAL                       $6,071           $4,384             $1,687
                           ========        =========        ===========